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                                   OFFER BY


                 DELAWARE GROUP DIVIDEND AND INCOME FUND, INC.


                             TO PURCHASE FOR CASH
                          UP TO 10% OF ITS SHARES OF
                                 COMMON STOCK


             THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
            5:00 P.M., NEW YORK CITY TIME, ON JUNE 29, 2000 OR SUCH
         LATER DATE TO WHICH THE OFFER IS EXTENDED ("EXPIRATION DATE")


      THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND'S OFFER
                 TO PURCHASE AND IN THE LETTER OF TRANSMITTAL


                                                                   June 1, 2000


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We are enclosing herewith the material listed below relating to the offer of Delaware Group Dividend and Income Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, diversified management investment company (the "Fund"), to purchase up to 10% of its outstanding shares of Common Stock, par value $0.01 (the "Shares") upon the terms and subject to the conditions set forth in its Offer to Purchase dated June 1, 2000 and in the related Letter of Transmittal (which together constitute the "Offer"). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 100% of the net asset value per Share as determined by the Fund as of 4:00 p.m., New York City time, on June 30, 2000, unless the Offer period is extended beyond June 29, 2000. WHEN TENDERING SHARES ON BEHALF OF YOUR CLIENTS, YOU WILL BE REQUIRED TO PAY, ON BEHALF OF THOSE CLIENTS, A SERVICE FEE IN AN AMOUNT EQUAL TO $25.00 PER CLIENT ACCOUNT. THE SERVICE FEE FOR A PARTICULAR CLIENT ACCOUNT WILL BE RETURNED ONLY IN A CASE WHERE NONE OF THE SHARES TENDERED FOR THAT CLIENT ACCOUNT HAVE BEEN ACCEPTED.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders for Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6, "Stock Transfer Taxes," of the Letter of Transmittal. However, backup withholding at a 31% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 14, "Certain U.S. Federal Income Tax Consequences," of the Offer to Purchase and Instruction 10, "Backup Withholding," of the Letter of Transmittal.

     For your information and for forwarding to your clients, we are enclosing the following documents:

1. The Offer to Purchase dated June 1, 2000, which includes a letter to shareholders from the President of the Fund;

2. The Letter of Transmittal for your use and to be provided to your clients;

3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

4. Notice of Guaranteed Delivery;

5. Form of letter to clients which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

6. Return envelope addressed to the Depositary.
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     The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.


     As described in the Fund's Offer to Purchase under Section 2, "Procedure for Tendering Shares," tenders may be made without the concurrent deposit of Share certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Secur-ities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States;
(2) a Notice of Guaranteed Delivery is executed and delivered to the Depositary prior to 5:00 p.m. on the Expiration Date; and (3) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message, as defined in Instruction 2 of the Letter of Transmittal), the $25.00 service fee payable in respect of the Shares tendered and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after execution of a Notice of Guaranteed Delivery.

     As described in the Offer, if more than 10% of the Fund's outstanding Shares are duly tendered and not withdrawn prior to the Expiration Date, the Fund will repurchase 10% of the Fund's outstanding Shares on a pro rata basis upon the terms and subject to the conditions of the Offer.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES.

     Additional copies of the enclosed material may be obtained from the Depositary at the appropriate address and telephone number set forth in the Fund's Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Depositary as its address and telephone numbers set forth in the Offer to Purchase.


     Very truly yours,


     DELAWARE GROUP DIVIDEND AND INCOME FUND, INC.


     [GRAPHIC OMITTED]


     DAVID K. DOWNES
     Director, Chief Executive Officer and President


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Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of Delaware Group Dividend and Income Fund, Inc. or the Depositary/Information Agent or authorize you or any other person to make any statements or use any material on their behalf with respect to the Offer, other than the material enclosed herewith and the statements specifically set forth in such material.
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